Exhibit 15

ACCOUNTANT’S ACKNOWLEDGMENT

We acknowledge the incorporation by reference in the Registration Statement on Form S-3 (333-149238) and Form S-8 (333-149248) of Central Energy Partners LP of our report dated May 13, 2011, which appears on page 4 of the quarterly report on Form 10-Q for the quarter ended March 31, 2011.

/s/ BURTON McCUMBER & CORTEZ, L.L.P.

Brownsville, Texas
May 16, 2011